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                                                                 EXHIBIT 99.2



                    MANAGEMENT'S DISCUSSION AND ANALYSIS

This Management's Discussion and Analysis has been restated to reflect the May 1999 acquisition of Agouron Pharmaceuticals, Inc. (Agouron), an integrated pharmaceutical company committed to the discovery and development of innovative therapeutic products for treatment of cancer, AIDS and other serious diseases. See Note 1 "Business Combination" to the consolidated financial statements for financial details of the merger agreement. The transaction was accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16 and qualified as a tax-free exchange. Accordingly, all consolidated financial statements and this discussion have been restated to include combined results of operations, financial position and cash flows of Agouron as though it had always been a part of Warner-Lambert.


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NET SALES

Sales in 1998 of $10.7 billion were 28 percent higher than in 1997. Sales increased 31 percent adjusting for the unfavorable impact of foreign exchange rate changes. Unit volume grew by 32 percent offset by price decreases of 1 percent.

Sales in 1997 of $8.4 billion were 16 percent higher than in 1996. Sales increased 20 percent adjusting for the unfavorable impact of foreign exchange rate changes. Unit volume grew by 19 percent with price increases adding 1 percent to sales growth.

On a geographic basis, U.S. sales increased $1.9 billion or 43 percent to $6.3 billion in 1998. International sales increased $448 million or 11 percent to $4.4 billion. At constant exchange rates, international sales increased 17 percent. U.S. sales in 1997 increased $1.2 billion or 39 percent to $4.4 billion from 1996. International sales decreased $54 million or 1 percent to $4.0 billion in 1997. At constant exchange rates, international sales increased 6 percent.


PHARMACEUTICAL PRODUCTS
(DOLLARS IN MILLIONS)                 1998          1997         1996
                                 -------------  ------------  -----------
Net Sales                         $6,134 + 59%   $3,848 + 54%    $2,505


Worldwide pharmaceutical sales increased 59 percent to $6.1 billion in 1998 compared to 1997. The sales increase was primarily attributable to the continued growth of the cholesterol-lowering agent LIPITOR, the oral agent for the treatment of type 2 diabetes REZULIN, the HIV protease inhibitor VIRACEPT, the anticonvulsant NEURONTIN and the antihypertensive ACCUPRIL which achieved worldwide sales as follows:


                                                YEAR ENDED       YEAR ENDED
                                               DECEMBER 31,     DECEMBER 31,
(DOLLARS IN MILLIONS)                              1998             1997
                                             ----------------  -------------
LIPITOR...................................   $     2,185        $     865
REZULIN...................................           748              420
VIRACEPT..................................           530              228
NEURONTIN.................................           514              292
ACCUPRIL..................................           454              378


With the growth of these products, pharmaceutical segment sales now represent a significantly greater percentage of the company's total sales and profits, particularly in the U.S. and to a lesser degree in international markets.

Pharmaceutical sales in the U.S. increased 76 percent to $4.2 billion in

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1998. International pharmaceutical sales increased 32 percent to $2.0 billion in 1998 or 39 percent at constant exchange rates.

Worldwide sales of LIPITOR more than doubled to $2.2 billion in 1998 compared to 1997. LIPITOR has recently received additional indications for types III (dysbetalipoproteinemia) and IV (isolated hypertriglyceridemia) lipid disorders. As a result, LIPITOR continues to be the cholesterol-lowering medication indicated for the broadest range of lipid abnormalities. LIPITOR now holds a 38 percent share of new prescriptions in the U.S. cholesterol-lowering market. In most countries Warner-Lambert promotes and markets LIPITOR with Pfizer Inc. The agreements with Pfizer consist of three broad categories: markets in which Warner-Lambert and Pfizer co-promote LIPITOR under a single brand name, markets in which the two companies co-market the product under separate brand names in competition with each other, and markets in which Pfizer has exclusive rights. Pfizer does not have rights to the product in France and Japan. The co-promotion agreement applies in most major markets, including the U.S., Canada, Germany and the U.K. Under the agreement, the parties generally share certain product expenses and sales force efforts. Pfizer is compensated on a sliding percentage of sales basis depending on achieving certain sales objectives. The agreements generally run, on a country by country basis, for ten years from the date of product launch in the respective country. The agreement includes a provision giving Warner-Lambert the right to co-promote one of Pfizer's products.

REZULIN achieved worldwide sales of $748 million during 1998.
Warner-Lambert markets REZULIN with Sankyo Company, Ltd., from whom the company licenses the product for North America and other areas. Since its launch in March 1997, more than 1.4 million Americans with type 2 diabetes have initiated treatment with REZULIN.

Future sales of REZULIN are expected to be adversely impacted by the FDA approval of two competing drugs during 1999. Additionally, in June 1999, the company withdrew the indication for REZULIN as initial single agent therapy. Warner-Lambert estimates that sales of REZULIN for this indication may approximate 15% of total sales. With respect to other indications, an FDA Advisory Committee recently determined that the benefits of REZULIN outweigh associated risks for appropriate type 2 diabetes patients when used in combination with certain other diabetes drugs. REZULIN continues to be sold for these indications.

Worldwide sales of VIRACEPT more than doubled to $530 million in 1998 compared to 1997. VIRACEPT was first approved for marketing in the U.S. in March 1997 and is now the market leading protease inhibitor for the treatment of HIV in adults and children. In January 1998, March 1998 and August 1998, VIRACEPT was approved for marketing in Europe, Japan and Canada, respectively.

During the third quarter of 1998, the company introduced two new pharmaceutical products, OMNICEF (cefdinir) and CELEXA (citalopram). OMNICEF is a new, broad spectrum cephalosporin antibiotic for the treatment of common respiratory tract infections in adults and adolescents and uncomplicated skin and skin structure infections. CELEXA is a selective serotonin reuptake inhibitor for the treatment of depression that

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participates in the $6 billion U.S. market for antidepressants.
Warner-Lambert co-promotes CELEXA in the United States with Forest Laboratories, Inc. CELEXA was developed in the U.S. by Forest Laboratories, Inc. who has the manufacturing and marketing rights under license from H. Lundbeck A/S. The co-promotion agreement requires each company to provide agreed upon sales force efforts. Warner-Lambert will receive a quarterly settlement from Forest Laboratories, Inc. based on a percentage of the profits from the sales of CELEXA.

Pharmaceutical segment sales in the U.S. more than doubled to $2.3 billion in 1997. The sales increase was attributable to the successful 1997 launches of LIPITOR and REZULIN generating sales of $739 million and $416 million, respectively. Other pharmaceutical products in the U.S., including the anticonvulsant DILANTIN, ACCUPRIL and the oral contraceptive LOESTRIN, experienced sales declines of $55 million, $32 million and $31 million, respectively due to an adjustment of wholesaler inventory levels during 1997.

International pharmaceutical sales increased 11 percent to $1.5 billion in 1997, 21 percent at constant exchange rates. The increase was attributable to the 1997 launch of LIPITOR in several countries and the May 1997 acquisition of the remaining 66 percent of the Jouveinal group that the company did not already own. Jouveinal sales of $105 million are included in the company's 1997 sales. Prior to April 30, 1997, Jouveinal sales were not reflected in reported Warner-Lambert sales results since the company's 34 percent interest in the Jouveinal group was accounted for using the equity method.


CONSUMER HEALTH CARE PRODUCTS
(DOLLARS IN MILLIONS)               1998         1997         1996
                                 ----------  ------------   ----------
Net Sales                       $2,722 + 1%   $2,691 - 4%     $2,797


Consumer health care segment sales in the U.S. increased 5 percent to $1.5 billion in 1998. Within the segment, U.S. shaving products sales increased 14 percent to $226 million for the year. The increase is due to strong sales of the PROTECTOR shaving system and the newly designed SLIM TWIN disposable razor. Also contributing to the sales growth within the segment were increased U.S. sales of SUDAFED cold/sinus medication, BENADRYL allergy medication and LISTERINE mouthwash and the launch of LUBRIDERM UV moisturizing and sun protection lotion.

International consumer health care segment sales decreased 3 percent to $1.2 billion in 1998. The decrease reflects the impact of the overall economic weakness in Asian markets coupled with the unfavorable impact of exchange in Canada and Australia. At constant exchange rates, international segment sales increased 3 percent for the year.

Within the consumer health care segment, international sales of the company's shaving products decreased 4 percent to $518 million and was unchanged at constant exchange rates in 1998. International sales of the company's TETRA pet care products business also fell 5 percent to $114

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million and 2 percent at constant exchange rates for the year. Both the shaving products and TETRA pet care divisions were significantly impacted by the broad economic downturn in Southeast Asia and Japan.

During the third quarter of 1998 the company introduced the new QUANTERRA line of standardized herbal supplements in the U.S. QUANTERRA Mental Sharpness, with Ginkgo Biloba, and QUANTERRA Prostate, with Saw Palmetto, represent the first two products in a new line of clinically proven herbal supplements. In January 1999 the company introduced QUANTERRA Emotional Balance with St. John's Wort. "Clinically proven" reflects the fact that the extracts contained in the products have been the subject of numerous clinical studies. These products are regulated as dietary supplements according to the Dietary Supplement and Health Education Act of 1994. Under the Act there is no pre-approval required for dietary supplements. The products' labels are required to carry a disclaimer stating "These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease." These products address the rapidly growing demand for complementary medicines - a market driven by strong consumer interest and the increasing integration of complementary medicines into clinical practice by health care professionals.

On December 31, 1998, Warner-Lambert Company and certain of its affiliates and Glaxo Wellcome plc and certain of its affiliates (Glaxo Wellcome) entered into transactions in various countries whereby Glaxo Wellcome transferred to Warner-Lambert rights to OTC ZANTAC products in the United States and Canada, and Warner-Lambert principally transferred to Glaxo Wellcome its rights to OTC ZANTAC products in all other markets and its rights to OTC ZOVIRAX, OTC BECONASE and future Glaxo Wellcome prescription to OTC switch products in all markets. These OTC products had been marketed through joint ventures between Warner-Lambert and Glaxo Wellcome which were formed to develop, seek approval of and market OTC versions of Glaxo Wellcome prescription drugs. These joint ventures were accounted for as equity method investments and therefore none of the sales are currently reflected in reported sales. For financial reporting purposes, the December 31, 1998 transactions, which ended the joint venture relationships between Warner-Lambert and Glaxo Wellcome, were accounted for as a nonmonetary exchange of similar assets with no gain or loss recognized. In 1998 the joint ventures recorded ZANTAC 75 sales of $170 million in the United States and Canada.

Consumer health care sales in the U.S. of $1.4 billion were essentially unchanged for 1997. U.S. shaving products sales increased 22 percent to $199 million in 1997 due to the launch of the PROTECTOR shaving system and the newly designed SLIM TWIN disposable razor.

International consumer health care sales fell 8 percent to $1.3 billion for 1997, or 1 percent at constant exchange rates. In mid-1996 the Glaxo Wellcome Warner-Lambert joint venture agreement was revised to include ZOVIRAX cold sore cream. Therefore, ZOVIRAX sales are no longer recorded in the company's consolidated sales since the company uses the equity method of accounting for this joint venture. If international sales of the Glaxo Wellcome Warner-Lambert joint venture were consolidated, the decline in international sales would have been positively impacted by 2 percentage points.

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International shaving products sales decreased 6 percent to $540 million in
1997 but increased 3 percent at constant rates. The negative currency impact related to shaving products sales is due to weakness in the Japanese yen and the German mark. International sales of the company's TETRA pet care products business fell 16 percent to $121 million, or 7 percent at constant exchange rates. This decline was primarily attributable to Japan, where sales fell due to market weakness and the decrease in the value of the yen.


CONFECTIONERY PRODUCTS
(DOLLARS IN MILLIONS)             1998           1997        1996
                               ------------  -----------   ----------
Net Sales                      $1,888 + 1%   $1,869 - 3%     $1,929


Confectionery sales in the U.S. increased 3 percent to $659 million in 1998 due to strong sales of DENTYNE ICE and TRIDENT chewing gum and CERTS COOL MINT DROPS and CERTS Powerful Mints breath fresheners.

International confectionery sales of $1.2 billion in 1998 were virtually unchanged compared to 1997 but increased 7 percent at constant exchange rates. The increase at constant exchange rates is primarily due to strong sales in Mexico, where sales increased across all gum brands, and successful product launches in Japan. The negative impact of exchange for the year was most significant in Brazil, Japan, Colombia and Canada.

Confectionery sales in the U.S. increased 7 percent to $641 million in 1997 primarily due to the launches of DENTYNE ICE chewing gum, HALLS Zinc Defense cold season dietary supplement and CERTS Powerful Mints breath freshener.

International confectionery sales were $1.2 billion in 1997, a decrease of 7 percent or 2 percent at constant exchange rates. The international sales decline was primarily attributable to Japan, where sales fell due to intense competition, market weakness and the decrease in the value of the yen and was partly attributable to the weakness in most European currencies.

COSTS AND EXPENSES

Cost of goods sold increased 14 percent in 1998 and 7 percent in 1997. As a percentage of net sales, cost of goods sold fell to 26.6% from 29.8% in 1997 and 32.5% in 1996. The improvement in the ratio was partly attributable to an increase in pharmaceutical segment product sales, with generally higher margins than consumer health care or confectionery products, as a percentage of total company sales. Also contributing to the improvement in the ratio was a favorable product mix within the pharmaceutical segment.

Selling, general and administrative expense in 1998 and 1997 increased $1.1 billion and $595 million or 30 percent and 19 percent, respectively.

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Pharmaceutical segment expenses significantly increased in 1998 and 1997 to support new products. Quarterly settlements of co-promotion agreements related to LIPITOR and REZULIN that are recorded in selling, general and administrative expense increased $505 million and $198 million for the year ended December 31, 1998 and 1997, respectively, compared to the same periods a year ago. In 1997, international pharmaceutical segment expenses also increased partly due to the May 1997 Jouveinal acquisition. As a percentage of net sales, selling, general and administrative expense was 45.2% compared with 44.3% in 1997 and 43.3% in 1996.

Research and development expense increased 40 percent and 22 percent in 1998 and 1997, respectively. As a percentage of net sales, research and development expense was 9.5% in 1998, 8.7% in 1997 and 8.3% in 1996. For 1999 the company plans to invest over $1.2 billion in research and development, a projected increase of over 15 percent compared with 1998.

In 1993 and 1991, the company recorded as a separate income statement component, restructuring charges of $525 million ($360 million after tax or $.45 per share) and $544 million ($418 million after tax or $.52 per share), respectively, as described in Note 19 to the consolidated financial statements. These restructuring charges include worldwide pharmaceutical manufacturing rationalizations, which include extensive product relocations requiring regulatory approvals. The time involved in completion of these activities requires strategic planning and systematic executions of the transfers of manufacturing operations to other locations. The product relocations have been phased in with the related approval processes taking approximately two years for each relocation. Charges of $38 million, $60 million and $129 million were recorded against the reserves during the years 1998, 1997 and 1996, respectively. The charges during this period represent costs associated with the closing of nine manufacturing sites, the elimination of approximately 1,000 positions and the cost of work-systems redesign. Work-systems redesign costs primarily relate to reengineering efforts surrounding the replacement of systems and simplification of work processes which will enable the company to conduct its businesses, as restructured, with fewer employees. The reserve balance at December 31, 1998 is $40 million. All remaining activities will be completed by the fourth quarter of 1999. The remaining costs include the cost of closing two facilities with the elimination of approximately 575 positions and the completion of work-systems redesigns activities including the elimination of an additional 525 positions.

In 1993 the company estimated that the 1993 restructuring actions would generate average annual pretax savings compared with pre-restructuring spending levels of approximately $150 million upon completion of the project. In 1998, the company has realized actual annual pretax savings of $135 million. Similarly, in 1991 the company estimated that the 1991 restructuring actions would generate approximately $1 billion in cumulative pretax savings upon completion of the activities. Through 1998, the company has realized actual annual pretax savings of approximately $900 million. The company expects the original estimated savings levels for both projects to be attained by the end of 1999.

Other expense (income), net in 1998 compared favorably by $44 million to 1997. The favorability is primarily attributable to income of $29 million

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realized from the Glaxo Wellcome Warner-Lambert joint venture in 1998 as compared to a loss in 1997 of $14 million. Other expense (income), net in 1998 includes a gain on the sale of the company's Rochester, Michigan manufacturing plant and certain minor prescription products of $67 million which was offset by charges of $52 million and $20 million related to the company's plans to close two of its European manufacturing facilities. The costs of the two closings consist primarily of $30 million for asset write-offs and $33 million for severance and related expenses. The two closures will result in a workforce reduction of approximately 320 positions. Due to the time required for regulatory approval and implementation planning, as of December 31, 1998 none of the amounts have been expended. The plant closings are expected to be substantially completed during 1999 and all amounts expended by that time. Also included in other expense (income) is a gain on the sale of certain investment securities of $24 million which is principally offset by a $21 million provision for the closing of another European manufacturing facility. The costs consist primarily of $5 million for asset write-offs and $14 million for severance and related expenses. The closure will result in a workforce reduction of approximately 130 positions. Due to the time required for regulatory approval and implementation planning, as of December 31, 1998 none of the amounts have been expended. The plant closing is expected to be substantially completed during 1999 and all amounts expended by that time.

Other expense (income), net in 1997 included increases in intangible amortization of $25 million and net interest expense of $34 million. These increases resulted primarily from the company's purchase of Glaxo Wellcome's interest in the Warner Wellcome joint venture operations in mid-1996 and, to a lesser degree, the May 1997 Jouveinal acquisition. Additionally, 1997 includes $29 million of royalty expense related to VIRACEPT, which was first launched in March 1997, and a $58 million charge for the write-off of purchased in-process technology.

INCOME TAXES


                                         1998        1997        1996
                                       ----------  ----------  ---------
Effective tax rate:
   As reported......................     28.9%       27.5%       28.3%
   After minority interests.........     28.9%       27.5%       30.3%


The company's 1998 tax rate on a reported basis increased by 1.4 percentage points primarily due to the absence of the 1997 reduction to Agouron's valuation allowances and reduced U.S. possession tax credits. These increases are partly offset by increased income generated in foreign jurisdictions with lower tax rates.

The company's 1997 tax rate on a reported basis decreased .8 percentage points. The decrease is due primarily to the absence of higher taxes on the 1996 gain from the sale of the Warner Chilcott business, the favorable impact of the extension of the U.S. research tax credit enacted in August of 1997, the favorable impact of the liquidation of a foreign affiliate, and the reduction of Agouron valuation allowances caused by changes to

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future income projections and tax planning strategies. These decreases are partly offset by an increase of 1.7 percentage points resulting from the absence of minority interests in 1997 and an increase of .5 percentage points related to a 1996 tax law change that subjects a greater amount of income in Puerto Rico to taxation as well as increased taxes on income generated in high tax jurisdictions.

NET INCOME

In 1998 net income of $1.3 billion increased 48 percent and diluted earnings per share of $1.45 increased 46 percent. In 1997 net income of $862 million increased 16 percent and diluted earnings per share of $.99 increased 13 percent. Based on current planning assumptions, the company expects to increase earnings per share by approximately 30 percent in 1999.

LIQUIDITY AND FINANCIAL CONDITION


SELECTED DATA:
(DOLLARS IN MILLIONS)
                                               1998        1997       1996
                                            ----------  ----------  ---------
Net debt                                       $474      $1,238      $1,604
Net debt to net capital (equity
  and net debt)                                 11%        29%         37%
Return on average shareholders' equity          37%        30%         30%
Return on average total assets                  14%        11%         11%

Net debt (total debt less cash and cash equivalents and other nonequity securities) decreased $764 million from December 31, 1997. Cash and cash equivalents were $946 million at December 31, 1998, an increase of $160 million from December 31, 1997. The company also held $111 million in nonequity securities, included in other asset categories, that management views as cash equivalents for purposes of calculating net debt, representing a decrease of $77 million from December 31, 1997. The total increase in cash and cash equivalents of $83 million combined with a decrease in total debt of $681 million accounts for the total decrease in net debt.

Net debt decreased $366 million in 1997 from December 31, 1996. Cash and cash equivalents were $786 million at December 31, 1997, an increase of $378 million from December 31, 1996. The company also held $188 million in nonequity securities, included in short-term investments and investments and other assets, that management views as cash equivalents, representing a decrease of $101 million from 1996. This net increase of $277 million is primarily attributable to an increase in cash provided by operating activities which was partly attributable to the timing of new product co-promotion payments which are made subsequent to the end of each quarter. Total debt of $2.2 billion at December 31, 1997, decreased $89 million from December 31, 1996.

In 1998 cash provided by operating activities of $2.0 billion was primarily used to fund capital expenditures of $753 million, to reduce total debt by $681 million and to pay dividends of $525 million. In 1997 cash provided by

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operating activities of $1.6 billion was primarily used to fund capital expenditures of $513 million, to pay dividends of $413 million and for business acquisitions of $229 million.

Planned capital expenditures for 1999 are estimated to be $1.0 billion in support of additional manufacturing operations and expanded research facilities. Over the next four years the company plans to invest nearly $1 billion in pharmaceutical research and manufacturing infrastructure alone. The company believes that the amounts available from operating cash flow and future borrowings will be sufficient to meet expected operating needs and planned capital expenditures for the foreseeable future.

The company has readily available financial resources, including unused worldwide lines of credit totaling $1.4 billion. The company has the ability to issue commercial paper at favorable rates. The lines of credit support commercial paper and bank borrowing arrangements. As of December 31, 1997, the company had shelf registrations filed with the Securities and Exchange Commission under which it could issue up to $850 million of debt securities for general corporate purposes. In January 1998, the company refinanced certain other debt by issuing $250 million of 5 3/4% notes due 2003 and $250 million of 6% notes due 2008 leaving $350 million of debt registered under the shelf registration.

In January 1999, the Board of Directors approved a 25 percent increase in the quarterly dividend to $.20 per share payable in the first quarter of 1999. The company anticipates that the quarterly dividend rate will remain $.20 per share during 1999 and that dividends will be paid with cash provided by operations.

MARKET RISK

The company's primary market risk exposures consist of interest rate risk and foreign currency exchange risk. See Note 11 "Financial Instruments" to the consolidated financial statements for the company's objectives and strategies for managing potential exposures related to these risks. The company's financial instrument holdings were analyzed to determine their sensitivity to changes in market rates. The model used to assess sensitivity assumed a 10% hypothetical rate change on all instruments. All other factors were held constant in the analysis. The parameters of the analysis included all instruments subject to changes in market rates including foreign denominated assets and liabilities hedged by foreign exchange contracts. Unhedged foreign currency denominated assets and liabilities were not significant at December 31, 1998.

Management primarily uses derivative instruments, the majority of which are forward exchange contracts involving multiple currencies, to hedge exposures to certain foreign currency fluctuations as described in Note 11. As hedges, gains and losses on forward contracts are offset by the effects of currency movements on respective underlying hedged transactions. Therefore, with respect to derivative instruments outstanding at December 31, 1998, using a sensitivity analysis, a change of 10 percent in currency rates would not have a material effect on the company's consolidated financial position, liquidity, cash flows or results of operations.

The company holds certain instruments, primarily debt obligations, which are sensitive to changes in market interest rates. At December 31, 1998, the majority of the company's variable rate debt consisted of short-term commercial paper which is subject to changes in market interest rates. However, at December 31, 1998, using a sensitivity analysis, a change of 10 percent in interest rates would not have a material effect on the company's consolidated financial position, liquidity, cash flows or results of operations.

OTHER MATTERS

EURO

On January 1, 1999, the euro was introduced as the common currency in the 11 European Union member states participating in the Economic and Monetary Union. The conversion to the euro provides for a three-year transition period during which transactions may be conducted using either the euro or the legacy currency of the participating country. Effective January 1, 2002, only the euro will be legal tender in these countries. The company has proactively prepared for the advent of the single European currency. Modifications to information systems have proven to be effective in processing business transactions. Further steps toward the adoption of the euro as the sole currency in these countries will be taken during the transition period to meet the January 2002 deadline. The company has invested and continues to invest in a training and communication program to enable its colleagues to understand, address and communicate the implications of the single currency.

Increased price transparency resulting from conversion to a single currency is not expected to have a material impact on the pharmaceutical business because individual European countries closely regulate pricing of pharmaceutical products. Pricing issues in the consumer health care and confectionery businesses have been identified and incorporated into our normal business planning process. On a total company basis pricing issues are expected to have a neutral impact on our business.

YEAR 2000

In early 1995 the company embarked on a reengineering initiative to replace certain of its information systems and related technology infrastructure which also addressed Year 2000 issues. The company began specifically addressing its Year 2000 issues in 1996 and expanded its efforts in 1997 by creating a multi-disciplinary Year 2000 Task Force to coordinate the company's Year 2000 compliance activities. The Year 2000 Task Force is chaired by the company's Vice President and Associate General Counsel, Worldwide Corporate Compliance, who reports on all Year 2000 and Task Force issues to the company's Office of the Chairman. The Task Force makes regular reports on the status and progress of the company's Year 2000 compliance program to the Office of the Chairman and the Audit Committee of the company's Board of Directors.

Within the business units of the company, senior managers have been assigned responsibility for directing the Year 2000 compliance efforts of each business and these managers have formed teams to assist them in doing so. In addition, the company has retained external consultants for critical and specialized aspects of its compliance strategy. The company's Year 2000 compliance efforts are directed toward all aspects of its worldwide operations, including office systems, manufacturing and processing, quality control and assurance, distribution, sales and marketing, finance and administration, research and development, and facilities. These efforts apply to both information and embedded technology systems.

The company has made considerable progress towards achieving Year 2000 compliance. It is pursuing compliance by addressing both its internal technology systems and its business stakeholders, whose own technology systems must also be compliant.

The company continues to follow its 5-step approach for resolving Year 2000 issues regarding its internal technology systems. The five steps are: (1) inventory of all date-dependent systems; (2) assessment of inventoried systems to identify the systems that are non-Year 2000 compliant; (3) remediation of noncompliant systems; (4) testing of remediated and compliant systems to verify Year 2000 compliance; and (5) implementation and monitoring of remediated systems for ongoing compliance. The company has been assisted by its external consultants in performing its inventory and assessment, in developing and implementing remediation strategies and in developing test protocols and strategies.

In pursuing this strategy, the company has identified its "mission critical" information and embedded technology systems, and is giving its primary attention to those systems. A mission critical system is a high priority system whose failure would adversely impact other systems or cause material loss or disruption of business for the company or third parties. A majority of the company's mission critical projects have been completed and are being monitored on an ongoing basis. The company plans to complete its mission critical projects and non-mission critical projects by the third quarter of 1999. To verify its progress, the company has an active internal audit program in place, utilizing internal resources and external consultants.

The company also continues to follow its 5-step approach for addressing the Year 2000 compliance of its business stakeholders (the suppliers, vendors, customers, distributors, business partners, government agencies, public utilities, etc. on which the company relies in doing business). The five steps are: (1) inventory, or identification, and prioritization of all business stakeholders; (2) assessment of Year 2000 readiness of the business stakeholders; (3) monitoring of the ongoing Year 2000 efforts of the business stakeholders; (4) verification of business stakeholder assurances of Year 2000 compliance; and (5) auditing of business stakeholders, if possible and as necessary.

In addition to prioritizing business stakeholders, the company has identified those business stakeholders it considers mission critical and is giving its primary attention to them. The company has substantially completed its inventory of its mission critical business stakeholders (Step
1) and has assessed the majority of them (Step 2) and is monitoring their Year 2000 compliance progress through the use of written questionnaires, oral inquiries, on-site visits and other means (Step 3). In some cases, the company has completed the verification and auditing steps (4 and 5). With respect to business stakeholders, the company currently anticipates completing its inventory and assessment, and substantially completing verification, to the extent possible or permitted, of its business stakeholders by mid-1999. Ongoing monitoring, verification and any necessary audits will continue throughout 1999.

Management continues to assess the business risks associated with Year 2000 compliance issues and is developing contingency plans, as needed, to address the potential Year 2000 failure of mission critical internal information and embedded technology systems and business stakeholders. If such failures should occur, they could potentially cause the company to experience delays in receipt of raw materials for manufacturing, interruptions in manufacturing resulting from possible third party or internal systems compliance issues, delayed shipments of finished product and non-provision of critical services, such as utility services, among other issues. Contingency plans being developed include increases in certain inventory levels, use of alternate suppliers, and other backup procedures. Management expects to implement specific contingency plans which it determines to be both prudent and cost effective.

Year 2000-related maintenance and modification costs will be expensed as incurred, while the costs of new information technology will be capitalized and amortized in accordance with company policy. Management currently estimates incremental expenditures of approximately $120 million will be necessary to address and remediate Year 2000 compliance issues, of which approximately $50 million has been incurred as of December 31, 1998. Currently unforeseen developments or delays could cause this cost estimate to change.

Although management believes that its Year 2000 compliance program reduces the risk of an internal compliance failure and is taking a proactive approach with business stakeholders, there can be no assurances that the company or its business stakeholders will achieve timely Year 2000 compliance or that such noncompliance will not have a material adverse impact on the company.

ENVIRONMENTAL

The company is involved in various administrative or judicial proceedings related to environmental actions initiated by the Environmental Protection Agency (EPA) under the Comprehensive Environmental Response, Compensation and Liability Act (also know as Superfund) or by state authorities under similar state legislation, or by third parties. The company accrues costs for an estimated environmental liability when management becomes aware that a liability is probable and is able to reasonably estimate the company's share. While it is reasonably possible that additional costs may be incurred beyond the amounts accrued as a result of new information, those costs, if any, cannot be estimated currently. As of December 31, 1998 and 1997 the accrual for environmental liabilities was $34 million covering 50 and 48 sites, respectively. For 11 sites, generally those which the company currently owns or previously owned, the company may be the sole party responsible for clean-up costs. For other sites, other parties (defined as potentially responsible parties) may be jointly and severally responsible, along with Warner-Lambert, to pay remediation and other related expenses. Warner Lambert's share of costs at a given site is determined through an allocation process which takes into account many factors including volume and the nature of a company's waste. Once established, remediation costs for a given site may be paid out over several years. While it is not possible to predict with certainty the outcome of such matters or the total cost of remediation, management believes it is unlikely that their ultimate disposition will have a material adverse effect on the company's financial position, liquidity, cash flows or results of operations for any year.

Statements made in this report that state "we believe," "we expect" or otherwise state the company's predictions for the future are forward-looking statements. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Exhibit 99 of the company's December 31, 1998 Form 10-K/A filed with the Securities and Exchange Commission. Exhibit 99 to the Form 10-K/A is incorporated by reference herein.

Product names appearing in capital letters are trademarks of Warner-Lambert Company, its affiliates, related companies or its licensors. ZANTAC, ZANTAC 75, ZOVIRAX and BECONASE are registered trademarks of Glaxo Wellcome, its affiliates, related companies or licensors. CELEXA is a registered trademark of Forest Laboratories Inc., its affiliates, related companies or its licensors. OMNICEF is a registered trademark of Fujisawa Pharmaceutical Co., Ltd.